ABRAHAMS, KASLOW & CASSMAN
8712 West Dodge Road, Suite 300
Omaha, Nebraska  68114
(402) 392-1250


June 10, 1998





Pamida Holdings Corporation
8800 "F" Street
Omaha, Nebraska  68127

      RE:  Pamida Holdings Corporation (the "Company") 1998 Stock Incentive Plan

Gentlemen:

     We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 500,000 shares of the Company's Common Stock, $.01 par value per share (the "Stock"), to be issued by the Company pursuant to the Company's 1998 Stock Incentive Plan (the "Plan"). We have reviewed the Registration Statement, the certificate of incorporation and by-laws of the Company, corporate proceedings of the Board of Directors and stockholders of the Company relating to the issuance of such shares of Stock, and such other documents, corporate records, and matters of law as we have deemed necessary to the rendering of the opinions expressed below.

     Based upon the foregoing, we are of the opinion that the 500,000 shares of Stock to be issued by the Company pursuant to the Plan are duly authorized and, when issued and paid for in the manner contemplated in the Plan, will be legally issued, fully paid, and non-assessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                        ABRAHAMS, KASLOW & CASSMAN

                                        By: /s/ Howard J. Kaslow

HJK:clm